SUPPLY AGREEMENT


         THIS SUPPLY AGREEMENT (this "Agreement") is made and entered into as of the 4th day of December, 1998 by and between AGGREKO INC., a Louisiana corporation ("Aggreko") and TOWER TECH, INC., an Oklahoma corporation ("Tower Tech").

                                   WITNESSETH:

         WHEREAS, pursuant to that certain Asset Purchase Agreement (herein so called), dated as of December 4, 1998 by and between Aggreko and Tower Tech, Tower Tech has agreed to sell to Aggreko and Aggreko has agreed to purchase from Tower Tech, the Acquired Assets (as such term is defined in the Asset Purchase Agreement);

         WHEREAS, Aggreko and Tower Tech are executing this Agreement to set forth the terms under which after the closing of the Asset Purchase Agreement Tower Tech will sell to Aggreko, and Aggreko will purchase from Tower Tech, certain products then constituting Tower Tech's industrial modular cooling tower line, which product line is currently described on Exhibit A attached hereto (collectively, as modified in the future, the "Modular Cooling Tower Line"), in accordance with the terms, conditions and provisions set forth in this Agreement; and

         WHEREAS, pursuant to Section 3.08 of the Asset Purchase Agreement, Aggreko and Tower Tech have agreed to execute and deliver this Agreement on the same date the closing of the sale of the Acquired Assets as contemplated by the Asset Purchase Agreement is to occur; and the mutual execution and delivery of this Agreement is a condition precedent to the obligations of Aggreko and Tower Tech to consummate the purchase and sale of the Acquired Assets as contemplated by the Asset Purchase Agreement.

         NOW, THEREFORE, in consideration of the above premises, the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Sale and Purchase. Subject to the terms and conditions of this Agreement, during the Term hereof (as such term is defined in Section 6 hereof), Tower Tech will supply and sell to Aggreko, and Aggreko will purchase from Tower Tech, units, or replacement parts currently or hereinafter offered for such units, of the Modular Cooling Tower Line. Aggreko shall not be committed to purchase any goods or services except in such quantity and at such price as may be set forth in a Purchase Order Form (as hereinafter defined).To the extent that Tower Tech is able to produce industrial modular cooling towers which meet Aggreko's specifications and are available in the quantities and in the time frames required by Aggreko, Aggreko will purchase all of its requirements for such products from Tower Tech.

         (a) Purchase/Release Order: Acceptance. Aggreko shall deliver binding purchase orders in substantially the form of Aggreko's standard form of purchase order attached hereto as Exhibit B, (collectively with any successor forms, the "Purchaser Order Forms") for Modular Cooling Tower units, subject to such changes as may be mutually agreed to by the parties. Notwithstanding anything contained in this Agreement to the contrary, in the event that there is any inconsistency between this Agreement and any Purchase Order Form, the terms set forth in this Agreement shall be applied.

         Such Purchase Order Forms shall also indicate the date Aggreko desires to receive shipment of the Modular Cooling Tower Line units in such orders. Within a reasonable time after Tower Tech's receipt of each particular Purchase Order Form, but not to exceed fourteen (14) days after receipt thereof, Tower Tech will acknowledge in writing its receipt of such Purchase Order Form and provide Aggreko with the estimated shipment date (the "Order Verification").

         (b) Filling Orders. Tower Tech shall make reasonable efforts to fill any and all Purchase Order Forms for units of the Modular Cooling Tower Line received from Aggreko. If non-routine engineering or special order materials are required for any Purchase Order Form, the purchase price shall be that which is consistent with the normal pricing of Tower Tech and the estimated shipment date shall be based upon lead times published from time to time by Tower Tech.

         (c) Substitutions; Extras. No substitution of materials may be made without Aggreko's written consent. No charges for extras will be allowed unless such extras have been ordered in writing by Aggreko and the price agreed upon by the parties.

         2. Shipping Dates Estimated. Tower Tech shall notify Aggreko in writing of any delay or change in a shipment time as soon as practicable after Tower Tech becomes aware of any such delay or change in shipment time. If Tower Tech becomes unable to ship the Modular Cooling Tower Line units ordered within thirty (30) days of the original scheduled shipment date as reflected in the Order Verification therefor, Tower Tech will so notify Aggreko as soon as Tower Tech becomes aware that it will be unable to ship the Modular Cooling Tower Line unit(s) on the scheduled shipment date, but not later than five (5) days prior to the scheduled shipment date, and Aggreko may cancel the order for such units at any time within ten (10) days of its receipt of written notice of such delay.

         3. Shipping. The Modular Cooling Tower Line units shall be shipped by Tower Tech to Aggreko in accordance with the shipping instructions contained in the Purchase Order Forms for the products being shipped; provided, however, that all such products will be shipped F.O.B., uncrated to the Tower Tech facility. The responsibility of Tower Tech for risk of loss shall cease upon delivery to and receipt by a common carrier, and at such time such risk of loss shall pass to Aggreko, regardless of whether freight charges are prepaid and/or allowed. Aggreko shall have the right to select the carrier for all shipments.

         4. Inspection and Testing. All material and work in progress shall be subject to inspection and tests at all times and places and, when practicable, during manufacture as Aggreko may reasonably direct. If any inspection or test, whether preliminary or final, is made on Tower Tech's premises, Tower Tech shall furnish, without additional charge, all reasonable facilities and assistance for safe and convenient inspections and tests required by the inspectors in the performance of their duty. All inspections and tests shall be performed in such manner as will not unreasonably delay the work. All shipments shall be subject to final inspection by Aggreko after receipt by Aggreko at destination. If material supplied or work performed by Tower Tech is found to be defective, Aggreko shall have the right to require prompt correction thereof either by Tower Tech, at Tower Tech's risk and expense, and upon prior authorization of Tower Tech, by Aggreko. Aggreko may back charge Tower Tech the costs of any corrections made by Aggreko. If correction of such work is impracticable, Tower Tech shall bear all risk after notice of rejection and shall, if so requested by Aggreko and at Tower Tech's own expense, promptly make all necessary replacements. If Tower Tech fails to make such replacements promptly, Aggreko may by contract or otherwise, make the same and, charge to Tower Tech the excess costs incurred by Aggreko in connection therewith. Final inspection and acceptance by Aggreko shall be conclusive except for latent defects, fraud, or such gross mistakes as amount to fraud or for any rights otherwise provided in this Agreement.

         5. Purchase Prices; Terms of Payment. The purchase prices for the Modular Cooling Tower Line units purchased by Aggreko hereunder shall be determined in the manner set forth on Exhibit C attached hereto. Notwithstanding anything contained in this Agreement to the contrary, Tower Tech acknowledges and agrees that Aggreko shall always be offered the "best price" for its purchases of Modular Cooling Tower Line units, excluding special pricing arrangements made with first time customers that are purchasing seven (7) or less Modular Cooling Tower Line units. Accordingly, if Tower Tech shall sell any product constituting part of its Modular Cooling Tower Line to any other customer at a price which is lower for the same or a greater quantity than the purchase price for such product then in effect hereunder (a "Preferential Third Party Sale"), the purchase price of such product for Aggreko shall be reduced to such lower price for (i) all comparable quantities of unshipped orders of Aggreko, and (ii) all orders thereafter placed by Aggreko during the six (6) month period immediately following the date of the Order Verification, or if no Order Verification is issued, the date of invoice, with respect to such Preferential Third Party Sale. In addition, Aggreko shall be entitled to a rebate equal to (i) the amount of the difference between any lower price for a Preferential Third Party Sale and the price paid by Aggreko for the same Modular Cooling Tower Line product, multiplied by (ii) the number of units of such product purchased by Aggreko within the six (6) month period prior to such Preferential Third Party Sale. During the Term of this Agreement, Tower Tech shall make available to Aggreko such Tower Tech books, records, accounts and personnel as Aggreko may reasonably request to enable Aggreko to confirm that Aggreko has been properly billed hereunder. Aggreko shall provide Tower Tech with a refundable deposit equal to twenty percent (20%) of the amount of each order upon receipt of the Order Verification with respect to such order, with the balance payable in full for each order within forty-five (45) days after receipt of Tower Tech's invoice with respect to such order. Tower Tech shall invoice Aggreko upon shipment of any order.

         6. Term; Termination. Subject to the terms of this Section 6, the "Term" of this Agreement will be the ten (10) year period commencing on the date hereof. In the event either party fails to comply with any of the terms and conditions of this Agreement, the non-breaching party may give the breaching party sixty (60) days' written notice specifying the breach, and if such breach fails to be cured within such period, the non-breaching party may immediately terminate this Agreement.

         7. Taxes. The purchase prices for the Modular Cooling Tower Line units do not include any state or local property, sales or any other taxes. If any of such taxes should be imposed by virtue of any sales of the Modular Cooling Tower Line units hereunder, Aggreko agrees to either pay the same or to reimburse Tower Tech, as the case may be. Aggreko hereby represents and warrants that the Modular Cooling Tower Line units purchased by Aggreko hereunder will be leased or rented by Aggreko.

         8. Goods and Services Warranty. Tower Tech agrees that all goods and services provided hereunder shall be subject to the warranties described on
Exhibit D attached hereto. Tower Tech warrants that neither the manufacture, use, or sale of such goods, nor the providing of such services, nor any marking or labeling associated therewith shall infringe any patent, trademark, copyright, or constitute unfair competition. Tower Tech hereby agrees to indemnify Aggreko against liability for any alleged infringement of any patent, trademark or copyright; provided, that, Aggreko shall notify Tower Tech within ten (10) days after receipt by Aggreko of any claim of alleged infringement or any notice of commencement of any suit based on such alleged infringement.

         9. Resale Limitation. Except as provided in Section 10 hereof, Aggreko may not acquire Modular Cooling Tower Line units for resale to any unaffiliated third party, but only for use by Aggreko and its affiliates in the cooling tower leasing and rental business. Notwithstanding the foregoing, Aggreko shall have the right to resell any and all used or reconditioned Modular Cooling Tower Line units, or any parts thereof, which have been utilized by Aggreko in connection with its cooling tower leasing and rental business.

         10. Exclusive Supply Arrangement. Tower Tech acknowledges and agrees that it shall not knowingly sell or agree to sell any product comprising part of its Modular Cooling Tower Line to any person or entity which directly or indirectly intends to lease or rent such Modular Cooling Tower Line product, except for those licensees of Tower Tech set forth on Exhibit E attached hereto. Moreover, Tower Tech hereby appoints Aggreko as its exclusive worldwide distributor of those products comprising the Modular Cooling Tower Line for sale to persons and entities which intend to use such Modular Cooling Tower Line products in connection with the leasing or rental of industrial cooling towers. Tower Tech shall promptly transfer to Aggreko any and all sales leads obtained by Tower Tech with respect to any proposed purchase of any product comprising part of the Modular Cooling Tower Line by any person or entity which directly or indirectly intends to use such product in connection with the leasing or rental of industrial cooling towers.

         11. Compliance with Laws. Tower Tech's performance of work pursuant to this Agreement or a Purchase Order Form and all products to be delivered hereunder or thereunder shall be in accordance with any and all applicable executive orders, federal, state, municipal and local laws and ordinances, rules, orders, requirements, and regulations thereunder. Such federal laws shall include but shall not be limited to the Fair Labor Standards Act of 1938, as amended, and the regulations and orders of the United States Department of Labor.

         12. Severability. Wherever possible, each provision of this Agreement and each Purchase Order Form shall be interpreted in such manner as to be effective and valid under applicable Texas law, and if any provision of this Agreement or any Purchase Order Form shall be prohibited or be invalid under applicable Texas law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or the Purchase Order Form.

         13. Equipment Specifications. Tower Tech reserves the right to discontinue manufacturing any or all of the Modular Cooling Tower Line units upon one hundred and twenty (120) days written notice to Aggreko and without any liability whatsoever to Aggreko. Tower Tech further reserves the right to modify the design specifications of any Modular Cooling Tower Line unit; provided, that, Tower Tech submits to Aggreko a written description of any material modification which Tower Tech plans to incorporate to any Modular Cooling Tower Line unit and the approximate date any such material modification will be effective.

         14. Customer Assurance and Service Literature. Tower Tech will provide Aggreko, at no charge, all standard technical information and photographs (limited to "glossies" of those photographs used in preparation of Tower Tech literature) considered necessary by Aggreko to prepare service manuals, service or product bulletins, parts price lists, wiring diagrams, application literature, product specification literature, engineering literature and parts logs to cover all Modular Cooling Tower Line units purchased by Aggreko from Tower Tech. Tower Tech shall use its reasonable efforts to timely provide answers to technical service and applications questions raised by Aggreko with respect to any Modular Cooling Tower Line unit.

         15. Independent Contractor. Each party hereto is, and at all times will remain, an independent contractor and will not represent itself to be the agent, joint venturer, or partner of the other party hereto or to be related to such other party. No representations will be made or acts done by either party which would establish any apparent relationship of agency, joint venture or partnership. Further, each party acknowledges and agrees that this Agreement does not create a franchise or any business opportunity rights under any federal, state or local law. If either party's obligations hereunder require or contemplate the providing of services on the other party's property or the property of the other party's customers by such party's employees, persons under contract with such party, or persons within the control of such party, such party shall provide such services only as an independent contractor, and the persons providing such services shall not be considered the other parties employees or agents. Each party shall maintain policies of Comprehensive General Liability Insurance, Auto Liability Insurance and Worker's Compensation Insurance with such companies and with limits of coverage adequate to protect the other party in respect to a party's duties and obligations hereunder.

         16. Force Majeure. Neither party hereto shall be responsible for the failure or the delay in the performance of any of its obligations hereunder by reason of force majeure, including, but not limited to, industrial disputes, riots, mobs, fires, floods, wars, shortage of labor, power, fuel, material or transportation, regulations or orders of any government or its agencies or any other circumstances beyond the reasonable control of such party. Upon the occurrence of any of the circumstances described in the foregoing sentence, Tower Tech shall, to the extent practicable, use its best efforts to allocate its available production, deliveries, services, raw materials and resources to the production of Modular Cooling Tower Line units for Aggreko at the time of any such events.

         17. Notices. All notices, requests and other communications under this Agreement shall be in writing (including a writing delivered by facsimile transmission) and shall be deemed to have been duly given if delivered personally, or sent by either certified or registered mail, return receipt requested, postage prepaid, by overnight courier guaranteeing next day delivery, or by facsimile, addressed as follows:

         (a)      If to Tower Tech:

                  Tower Tech, Inc.
                  11935 South I-44 Service Road
                  P.O. 1838
                  Oklahoma City, OK 73173
                  Attn: Harold D. Curtis, Chief Executive Officer
                  Facsimile No.: (405) 979-2131

or at such other address or facsimile number as Tower Tech may have advise Aggreko in writing; and

         (b)      If to Aggreko:

                  Aggreko Inc.
                  4607 W. Admiral Doyle Drive
                  New Iberia, LA 70560
                  Attn: Terry Dressel, Vice President Finance
                  Facsimile No.: (318) 367-0870

or at such other address or facsimile number as Aggreko may have advised Tower Tech in writing.

All such notices, requests and other communications shall be deemed to have been received on the date of delivery thereof, if delivered by hand, on the third day after the mailing thereof, if mailed, on the next day after the sending thereof, if by overnight courier, and when receipt is acknowledged, if faxed.

         18. Waivers and Amendments. No amendment or waiver of any provision of this Agreement, nor consent to any departure therefrom, shall be effective unless the same be in writing and signed by each party hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

         19. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         20. Assignment. Neither party shall have any right to transfer or assign its interest or rights in this Agreement or delegate its obligations under this Agreement without the prior written consent of the other party hereto.

         21. Change in Control. In the event of the occurrence of a Change in Control (as hereinafter defined) with respect to Tower Tech, Aggreko shall have the right, in its sole discretion, to either (i) terminate this Agreement upon providing Tower Tech with at least thirty (30) days written notice of Aggreko's intention to terminate this Agreement, or (ii) continue the performance of this Agreement; provided, that, the surviving or resulting entity or entities involved in any such Change in Control transaction shall specifically assume, as a co-obligor with Tower Tech and as a condition to the effectiveness of any such Change in Control transaction, the obligations of Tower Tech hereunder.

         For purposes of this Agreement, a Change in Control shall be deemed to have occurred if (i) a majority of the voting capital stock in Tower Tech is acquired by a third party or third parties, other than those persons holding shares of Tower Tech's capital stock on the date of this Agreement, or their respective affiliates, (ii) Tower Tech enters into a merger or consolidation with another corporation or business entity in which Tower Tech is not the surviving entity, (iii) Tower Tech becomes a majority-owned subsidiary of another corporation, (iv) a change during any period of two consecutive years of a majority of the members of the Board of Directors of Tower Tech for any reason, unless the election, or the nomination for election by Tower Tech's stockholders, of each director was approved by a majority vote of the directors then still in office who were directors at the beginning of such period, (v) more than fifty percent (50%) of the assets of Tower Tech are transferred or sold, or (vi) all or substantially all of the assets comprising the factory-assembled cooling tower division are transferred or sold.

         22. GOVERNING LAW. THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN
ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICT OF LAWS.

         23. Arbitration. The parties shall use their respective best efforts to settle amicably any disputes, differences or controversies arising between the parties out of or in connection with or in respect of this Agreement. However, if not so settled then the same shall be submitted to arbitration and to the fullest extent permitted by law, be solely and finally settled by arbitration. The arbitration proceeding shall be held in Dallas, Texas, and shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association and to the extent not inconsistent therewith, the Texas General Arbitration Act, Title 10, Vernon's Ann. Civ. Stat. Judgement upon the award rendered by the arbitrators may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and any order of enforcement as the case may be.

         24. Number and Gender. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

         25. Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.

         26. Entirety. This Agreement contains the agreement and understanding among the parties with respect to the matters addressed herein and supersedes all prior representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein.

         27. Third Party Beneficiaries. Nothing contained herein, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest and permitted assigns any rights or remedies under or by reason of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


AGGREKO:                      AGGREKO INC.


                                      By:  ss/GEORGE P. WALKER
                                         -----------------------------------
                                         Printed Name: George P. Walker
                                         Title: Executive Vice President


                                      By  ss/TERRELL P. DRESSEL, JR.
                                         ----------------------------------
                                         Printed Name: Terrel P. Dressel, Jr.
                                         Title: Vice President Finance


TOWER TECH:                    TOWER TECH, INC.



                                       By  ss/HAROLD D. CURTIS
                                          ----------------------------------
                                          Printed Name: Harold D. Curtis
                                          Title: Chief Executive Officer

                                    EXHIBIT D

                               PRODUCT WARRANTIES

         Tower Tech warrants for a period of one (1) year that cooling tower workmanship and materials, excluding defects in pigmentation and cosmetic deterioration of pultruded or injection-molded parts, shall be free of defects with respect of any materials manufactured by, and any workmanship performed by, Tower Tech. Tower Tech will replace or repair, at Tower Tech's discretion, any such defective workmanship or defective materials within thirty (30) days of a valid warranty claim by Aggreko.

         Tower Tech's warranty is subject to the following conditions: (a) For any warranty claim, Tower Tech must receive from Aggreko within the warranty period written notice describing the defect or defects. (b)Aggreko shall not have, without Tower Tech's written permission, attempted to correct the defect.
(c) Aggreko shall have operated and maintained the equipment in accordance with Tower Tech's published operating instructions. (d) The defect has been caused solely by faulty materials or workmanship for which Tower Tech is responsible and is not due to such things as accident, alteration, erosion, corrosion or other physical deterioration caused by exposure to the elements, an abnormally corrosive or abrasive use environment, normal wear and tear, or from abuse, neglect or operation of the equipment in conflict with prevailing standards of the cooling tower industry. (e) All liability of Tower Tech shall be limited, at Tower Tech's sole option, to the repair and replacement of defective parts and Tower Tech shall have no liability for consequential or other damages or for transportation charges relating to repaired, replaced or defective parts. (f) This warranty is not transferable. Tower Tech makes no warranty for any materials and equipment manufactured by parties other than Tower Tech. Benefits to Tower Tech, if any, with respect to materials and equipment manufactured by other parties, including, but not limited to, hardware, fans, drift eliminators fill media, float valves, motors, basin heaters, electrical distribution and control panels, pumps, heat exchangers, water filtration equipment, fan hubs, pipe and pipe fittings, but furnished to Tower Tech, are hereby assigned to Aggreko.

         Tower Tech's liability hereunder is expressly limited as follows: (a) The warranties set forth above are Aggreko exclusive remedies against Tower Tech with respect to the manufacture, operation or performance of the cooling towers and are in lieu of any other warranties or guarantees, express or implied, including the warranties of merchantability and fitness for a particular purpose. (b) Tower Tech shall not be liable to Aggreko for any consequential, indirect or liquidated damages, including, but not limited to, loss of profits or revenue, loss of use of equipment, costs of replacement cooling towers, additional expenses incurred in the use of equipment or facilities, or claims of customers of Aggreko. The disclaimer shall apply to consequential damages based upon any cause of action asserted against Tower Tech, including claims arising out of breach of warranty, expressed or implied, guarantee, product liability, negligence, personal injury or any other clam pertaining to the performance or non-performance of this contract by Tower Tech. (c) Tower Tech shall not be responsible for handling or modification of the cooling tower by Aggreko. (d) Except as otherwise set forth in this Agreement, no statement, remark, agreement, representation, promise or understanding, oral or written, made by Tower Tech or any agent, representative or employee which is not contained herein will be recognized or enforceable or binding upon Tower Tech.

                                    EXHIBIT E

                               PERMITTED LICENSEES


1. License Agreement dated as of September 1, 1995 by and between Tower Tech, Inc. and Shriram Cooling Towers Ltd.

2. License Agreement dated as of December 29, 1995 by and between Tower Tech, Inc. and Ilmed Impianti S.r.L., as amended by that certain License Extension and Amendment Agreement dated as of October 31, 1998.

3. License Agreement dated as of [September 10, 1997] by and between Tower Tech, Inc. and Industrial Water Cooling (PTY) LTD.